                        KEWAUNEE SCIENTIFIC CORPORATION
                             2700 WEST FRONT STREET
                             STATESVILLE, NC 28677



                                                            September 26, 1996



The CIT Group/Business Credit, Inc.
P.O. Box 30337
Charlotte, NC 28231

Gentlemen:

     We refer to the Accounts Receivable Financing Agreement between us dated January 6, 1995, as amended (herein the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

     Pursuant to mutual understanding, the Agreement is hereby amended as of the date hereof as follows:

     1. Paragraph 1.8 of Section I of the Agreement is hereby amended in its entirety to read as follows:

     "1.8 "Chase Rate" shall mean the per annum rate of interest publicly announced by The Chase Manhattan Bank in New York, New York, from time to time as its prime rate. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers.)"

     2. The first two sentences of Paragraph 3.1 of Section III of the Agreement are hereby deleted in their entirety and the following is substituted in lieu thereof:

     "You will make revolving credit advances to us, at your discretion, in amounts up to the sum of (a) eighty-five (85%) of the amount of our Net Amount of Eligible Receivables, plus (b) fifty percent (50%) of the value of our Eligible Inventory consisting solely of raw materials calculated on the basis of the lower of cost or market, with cost calculated on a first in first out basis. In no event shall advances against such Eligible Inventory exceed $2,000,000 nor shall the aggregate revolving credit advances and letters of credit issued or guaranteed in accordance with
     Section 3.2 exceed $8,500,000 from time to time outstanding."

     3. The amount "$1,500,000" in Paragraph 3.2 of Section III of the Agreement is hereby deleted and the amount "$500,000" is hereby substituted in lieu thereof.

     4. Paragraph 3.4 of Section III of the Agreement is hereby amended in its entirety to read as follows:

     "Interest shall be payable by us upon the average of the actual daily loan balance outstanding during each calendar month at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Chase Rate but in no event less than 6.00% per annum. Any change in the rate of interest hereunder due to a change in the Chase Rate shall take effect on the day such change in the Chase Rate becomes effective. Interest shall be charged on: all advances, all charges hereunder, and any debit balance in our account. You shall be entitled to charge our account at the rate provided for herein until all Obligations have been paid and satisfied in full. All such interest shall be due and payable on the first day of each month in arrears and shall be charged by you to our account and shall be included in each monthly statement of our account. Such interest shall be deemed paid by the first amounts subsequently credited to our account."

     5. The first sentence of Paragraph 3.5 of Section III of the Agreement is hereby deleted and the following is substituted in lieu thereof:

     "The actual out-of-pocket expenses you incur will be charged by you and paid by us for each periodic examination of our facilities."

     6. Paragraph 3.6 of Section III of the Agreement is hereby amended in its entirety to read as follows:

     "A Letter of Credit Fee equal to the amount of one percent (1.00%) of the face amount of each Letter of Credit opened will be charged by you and paid by us on the date of issuance thereof. A Letter of Credit Fee equal to the amount of one percent (1%) shall also be charged by you and paid by us on the face amount of each existing Letter of Credit amended or otherwise modified on the date of such amendment or modification."

     7. Paragraph 3.7 of Section III of the Agreement is hereby amended in its entirety to reach as follows:

     "A facility fee equal to $10,000 shall be deemed payable by us to you on January 6, 1997 and a facility fee equal to $5,000 shall be deemed payable by us to you on January 6, 1998."
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     8.  The seventh sentence of Paragraph 5.1 of Section V of the Agreement is hereby amended by deleting the phrase "(3) Business Days" therefrom and substituting "(1) Business Day" in lieu thereof.

     9. The first sentence of Paragraph 9.1 of Section IX is hereby deleted and the following is substituted in lieu thereof:

     "This Agreement shall become effective upon acceptance by you and shall continue in full force and effect until four (4) years from the date of such acceptance (the "Initial Term"), and from year to year thereafter, unless sooner terminated as herein provided."

     10. Clause (ii) of the second sentence of Paragraph 9.1 of Section IX of the Agreement is hereby deleted and the following is substituted in lieu thereof:

     "(ii) during the second and third years of the Initial Term, a termination charge in an amount equal to one percent (1%) of the Maximum Credit Facility and (iii) during the fourth year of the Initial Term, a termination charge in an amount equal to one-half of one percent (1/2 of 1%) of the Maximum Credit Facility."

     In addition, pursuant to mutual understanding, it is hereby agreed that effective as of the date hereof, i) the Security Agreement (Equipment and Machinery), dated January 6, 1995, as amended, is terminated and you shall release your lien upon the Collateral (as defined therein) thereunder; ii) the Trademark and Service Mark Security Agreement, dated October 6, 1995, is terminated and you shall release your lien upon the Trademarks (as defined therein) thereunder; iii) the Deed of Trust and Security Agreement, dated January 6, 1995, recorded in Iredell County, North Carolina, is hereby terminated and you shall release your lien on the collateral thereunder; and iv) the Deed of Trust and Security Agreement, dated January 6, 1995, recorded in Caldwell County, Texas, is hereby terminated and you shall release your lien on the collateral thereunder. You hereby agree to promptly execute and deliver to us any and all appropriate UCC terminations and/or other releases to evidence your release of said liens and you hereby confirm and agree that, from time to time hereafter, upon our reasonable request, you will execute and deliver such additional similar lien releases as may be necessary to effectively terminate any and all of your liens and/or security interests on the assets and properties described in clauses (i) through (iv) of this paragraph on any public record.

     Except as otherwise herein specifically provided, no other change in, or amendment of, any other terms or provisions of the Agreement is intended or implied.
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     If the foregoing is in accordance with your understanding, please so indicate by signing and returning the enclosed copy of this letter.

                                Very truly yours,

                                KEWAUNEE SCIENTIFIC CORPORATION


                                By:     /s/ D.M. Parker
                                   ------------------------------------
                                    Title: V.P. Finance/CFO


Read and Agreed to:

THE CIT GROUP/BUSINESS CREDIT, INC.


By:  /s/ C. Tom Helms
   ------------------------------
   Title: Vice President